MAKE GOOD ESCROW AGREEMENT

This Make Good Escrow Agreement (the “Agreement”), dated as of October 22, 2009, is entered into by and among Emerald Acquisition Corporation, a Cayman Islands exempted company incorporated with limited liability (the “Company”), Access America Investments, LLC, as representative of the Investors (the “Investor Representative”), Proud Glory Limited (the “Make Good Shareholder”) and Anslow & Jaclin, LLP (hereinafter referred to as the “Escrow Agent”).  All capitalized terms used but not defined herein shall have the meanings assigned them in the Subscription Agreement, between the Company and each investor signatory thereto (the “Investors”) in the Offering.

BACKGROUND

WHEREAS, The Company is selling investment units (“Units”), each Unit consisting of (i) Fifty Thousand (50,000) of the Company’s ordinary shares, par value $0.001 per share (the “Ordinary Shares”) and (ii) warrants to purchase Twenty Five Thousand (25,000) of the Company’s Ordinary Shares, at an exercise price of $6.00 per share (the “Warrants” and collectively with the Ordinary Shares, the “Securities”).  As an inducement to the Investors to enter into the Subscription Agreement, the Make Good Shareholder has agreed to place the Escrow Shares (as defined below) into escrow for the benefit of the Investors in the event the Company fails to satisfy the Performance Thresholds (as defined below).  Pursuant to the terms of the Offering, as described in the Company’s Private Placement Memorandum (“PPM”) dated October 1, 2009, the Company, the Make Good Shareholder and the Investor Representative have agreed to establish an escrow account (the “Escrow Account”) on the terms and conditions set forth in this Agreement and the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Agreement; AND

WHEREAS, such Offering is in connection with the combination (the “Combination”) of Emerald and Merit Times International Limited, a company incorporated under the laws of the British Virgin Islands (“Merit Times”).  The closing of the Combination is conditioned upon all of the conditions of the Offering being met, and the Offering is conditioned upon the closing of the Combination (the “Closing”). Merit Times owns 100% of the issued and outstanding capital stock of Shandong MeKeFuBang Food Limited (“MeKeFuBang”), a company incorporated under the laws of the People’s Republic of China (“China” or the “PRC”). Shandong Longkang Juice Co., Ltd. (“Longkang Juice”), a company incorporated under the laws of the PRC is a wholly-owned subsidiary of MeKeFuBang. Pursuant to the Combination, Merit Times will become a wholly-owned subsidiary of Emerald.  Therefore, Emerald, Merit Times, MeKeFuBang, and Longkang Juice are collectively referred to herein as “Emerald” or the “Company”.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows:

1.           Appointment of Investor Representative.  The Investors hereby appoint the Investor Representative to act on their collective behalf with respect to all matters within the scope of this Agreement, and the Investor Representative hereby accepts such appointment.  All decisions of the Investor Representative with respect to the subject matter of this Agreement shall be binding on the Investors absent fraud or willful misconduct.

2.           Appointment of Escrow Agent.  The Investor Representative on behalf of the Investors, the Make Good Shareholder and the Company hereby appoint Escrow Agent as escrow agent to act in accordance with the terms and conditions set forth in this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to establish the Escrow Account on the terms and subject to the conditions hereinafter set forth.

3.           Establishment of Escrow.  Upon the execution of this Agreement, the Make Good Shareholder shall deliver to the Escrow Agent stock certificates evidencing 4,600,000 shares in the aggregate of the Company’s Ordinary Shares, which shares shall be issued to the Make Good Shareholder upon completion of the Combination (collectively, the “Escrow Shares”) along with stock powers executed in blank, signature medallion guaranteed or in other form and substance acceptable for transfer, to be held in escrow pursuant to the terms and conditions of this Agreement.  Notwithstanding the foregoing transfer, the Make Good Shareholder shall have the right to vote the Escrow Shares until such time as they are eligible for transfer to the Investors pursuant to the terms of this Agreement.  The Make Good Shareholder hereby irrevocably agree that, other than in accordance with this Make Good Escrow Agreement, the Make Good Shareholder will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of any of the Escrow Shares (including any securities convertible into, or exchangeable for, or representing the rights to receive Escrow Shares).  The Escrow Agent shall notify the Investor Representative when the Escrow Shares have been deposited with the Escrow Agent.

4.           Representations of the Make Good Shareholder.  The Make Good Shareholder (as to its Escrow Shares) hereby represent and warrant to the Investors and the Investor Representative as follows:

4.1           The Escrow Shares are validly issued, fully paid and nonassessable shares of the Company.  The Make Good Shareholder is the record and beneficial owner of the Escrow Shares and has good title to the Escrow Shares, free and clear of all pledges, liens, claims and encumbrances, except encumbrances created by this Agreement and the Lock-Up Agreement entered into with the Make Good Shareholder, and the Escrow Agent shall hereafter have good record title to such Escrow Shares.  There are no restrictions on the ability of the Make Good Shareholder to transfer the Escrow Shares to the Investors, except as stated herein.  There are no restrictions on the ability of the Make Good Shareholder to enter into this Agreement other than transfer restrictions under applicable federal and state securities laws.  Upon any delivery of Escrow Shares to the Investor Representative or the Investors hereunder, the Investor Representative or Investors will acquire good and valid title to the Escrow Shares, free and clear of any pledges, liens, claims and encumbrances.

4.2           The performance of this Agreement and compliance with the provisions hereof will not violate any provision of any applicable law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any of the properties or assets of the Make Good Shareholder pursuant to the terms of the certificate of incorporation or Memorandum and Articles of Association of the Company or any indenture, mortgage, deed of trust or other agreement or instrument binding upon the Make Good Shareholder or affecting the Escrow Shares.  No notice to, filing with, or authorization, registration, consent or approval of any governmental authority or other person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by the Make Good Shareholder.

4.3           The Make Good Shareholder has carefully considered and understand its obligations and rights in connection with this Make Good Escrow Agreement and the transactions pursuant to which this Make Good Escrow Agreement is a part, and in furtherance thereof (x) have consulted with legal and other advisors with respect thereto and (y) hereby forever waive and agree that the Make Good Shareholder may not asset any equitable defenses in any proceeding involving the Escrow Shares.

5.           Disbursement of Escrow Shares.

5.1           For purposes of this Agreement, “Net Income” means net income as defined under United States generally accepted accounting principles (“GAAP”), consistently applied, for the Company, except that the Company’s income is subject to tax at an assumed 25% rate and provided further that the Company’s Net Income shall be increased by any non-cash charges incurred as a result of the Offering (due to non-cash amortization on warrants and loss from change in fair value of the Warrants charged to the Company’s results of operation, if any, and if and to the extent previously subtracted in the calculation of Net Income in accordance with GAAP). The Company’s Net Income for the fiscal year ending December 31, 2009 (“FY09”) and fiscal year ending December 31, 2010 (“FY10”) shall also be increased by any cash and non-cash charges related to the share exchange agreement dated October 22, 2009, by and among the Company, Merit Times International Limited, a company incorporated under the laws of the British Virgin Islands (“Merit Times”), and each of the shareholders of Merit Times, and this Offering, including but not limited to the following: attorney’s fees, professional fees, consulting fees, edgar filing fees, auditing fees and any liquidated damages pursuant to Section 7.1 of the Subscription Agreements.

5.2           The Company has established the following financial performance thresholds (collectively, the “Performance Thresholds”): (i) $14,000,000 of Net Income with a 10% allowable variation (calculated on a post-tax basis solely with respect to FY09) for FY09 (the “FY09 Threshold”), and (ii) $18,000,000 of Net Income with a 10% allowable variation for FY10 (the “FY10 Threshold”). The Company will provide the Investor Representative with its audited financial statements for FY09 and FY10, prepared in accordance with US GAAP, on or before March 31, 2010 and March 31, 2011, respectively (the “Due Date”).

5.3           If the Company’s Net Income (as calculated pursuant to Section 5.1 above) for any one of FY09 or FY10 is less than 100% of the applicable Performance Threshold, respectively, then the Performance Threshold will be deemed not to have been achieved and an amount of Escrow Shares equal to  the percentage of variation from the applicable Performance Threshold times the total number of Escrow Shares shall be forfeited by the Make Good Shareholder and delivered by the Escrow Agent to the Investors (pro rata based on the number of Units purchased by each Investor in the Offering as shown on Exhibit A).  The Investor Representative shall provide written instructions to the Escrow Agent, with copies to the Company and the Make Good Shareholder, instructing the Escrow Agent to deliver to the Investors, at the addresses set forth on Exhibit A, within ten (10) business days following delivery of the Investor Representative’s notice pursuant to this Section 5.3, certificates registered in the name of each Investor, subject to Section 5.6 below and provided that the Escrow Agent has received such certificates from the Company’s transfer agent, evidencing the Investor’s pro rata portion of the Escrow Shares, and the Escrow Agent shall make such delivery to the Investors if no objection is received from the Make Good Shareholder. If any Escrow Shares are distributed to Investors resulting from the Company not attaining the F09 Threshold, the Make Good Shareholder will place an additional amount of shares, on a pro rata basis, into the Escrow Account so that the Escrow Shares total 4,600,000.

5.4           If any Escrow Shares remain in the Escrow Account after the Investor Representative has had the opportunity to evaluate whether or not the Company has attained the FY10 Performance Threshold, then all of the Escrow Shares remaining in the Escrow Account shall be delivered to the Make Good Shareholder, and the Investor Representative shall provide written instructions to the Escrow Agent instructing the Escrow Agent to deliver the Escrow Shares to the Make Good Shareholder within ten (10) business days following delivery of the financial statements for FY10 to the Investor Representative.

5.5           In the event that any Escrow Shares are to be delivered to the Investors pursuant to this Section 5, the Make Good Shareholder shall use its best efforts to promptly cause the Escrow Shares to be delivered to the Investors, including causing its transfer agent (including the Escrow Agent) promptly to issue the certificates in the names of the Investors and causing its securities counsel to provide any written instruction required by its transfer agent or the Escrow Agent in a timely manner so that the issuances and delivery contemplated above can be achieved within ten (10) business days following delivery of the applicable financial statements to the Investor Representative.

Assuming the Make Good Shareholder provides good and valid title to the Escrow Shares to be transferred and delivered on behalf of the Make Good Shareholder to the Investors hereunder, free and clear of all liens, encumbrances, equities or claims, the Escrow Agent will ensure that upon delivery of the Escrow Shares, good and valid title to the Escrow Shares, free and clear of all liens, encumbrances, equities or claims will pass to the Investors.   The Escrow Agent shall not take any action which could impair Investors’ rights in the Escrow Shares.  The Escrow Agent shall not sell, transfer, assign or otherwise dispose of (by operation of law or otherwise) or grant any option with respect to any Escrow Shares prior to the termination of this Agreement.

5.6           Notwithstanding anything to the contrary herein, those Investors that became holders of Ordinary Shares pursuant to the Offering shall be entitled to their pro rata portion of the Escrow Shares at the time of any distribution of Escrow Shares, regardless of whether they have subsequently transferred their Ordinary Shares; provided, however, if an Investor has entered into a written agreement evidencing such Investor’s transfer and assignment of all its rights and obligations under this Agreement, and has provided written notice to the Company and the Escrow Agent of such transfer in accordance with Section 13 below (a “Notice of Transfer”), then in the event that any Escrow Shares are to be delivered to the Investors in accordance with this Section 5, the Company shall direct its transfer agent to issue the certificates in the names of the transferee(s) and the Escrow Shares shall be delivered by the Escrow Agent to the transferee(s) as set forth in the Investor’s Notice of Transfer.

6.           Reserved.

7.           Duration. This Agreement shall terminate on the distribution of all the Escrow Shares in accordance with Section 5 above.

8.           Interpleader.  Should any controversy arise among the parties hereto with respect to this Agreement or with respect to the right to receive the Escrow Shares, the Escrow Agent shall have the right to consult counsel and/or to institute an appropriate interpleader action to determine the rights of the parties.  The Escrow Agent is also hereby authorized to institute an appropriate interpleader action upon receipt of a written letter of direction executed by the parties so directing Escrow Agent.  If the Escrow Agent is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction and not later than sixty (60) days after such date.  Any interpleader action instituted in accordance with this Section 8 shall be filed in any court of competent jurisdiction in New York, New York, and the Escrow Shares in dispute shall be deposited with the court and in such event Escrow Agent shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Agreement with respect to the Escrow Shares.

9.           Exculpation and Indemnification of Escrow Agent.

9.1           The Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this escrow may arise. The Escrow Agent acts under this Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. The Escrow Agent will have no duties or responsibilities other than those expressly set forth herein.  The Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than the Escrow Agent) or any maker, endorser or other signatory of any document to perform such person’s or entity’s obligations hereunder or under any such document.  Except for this Agreement and instructions to the Escrow Agent pursuant to the terms of this Agreement, the Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof.

9.2           The Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, and may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of New York upon fiduciaries.

9.3           The Company and the Make Good Shareholder, jointly and severally, hereby indemnify and hold  harmless, the Escrow Agent by from and against any expenses, including reasonable attorneys’ fees and disbursements, damages or losses suffered by the Escrow Agent in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Agreement or the services of Escrow Agent hereunder; except, that if the Escrow Agent is guilty of willful misconduct, fraud or gross negligence under this Agreement, then the Escrow Agent will bear all losses, damages and expenses arising as a result of such willful misconduct, fraud or gross negligence. Promptly after the receipt by the Escrow Agent of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, the Escrow Agent will notify the other parties hereto in writing.  For the purposes hereof, the terms “expense” and “loss” will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys’ fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.  The provisions of this Section 9 shall survive the termination of this Agreement.

9.4           The Escrow Agent has acted as legal counsel for the Company and may continue to act as legal counsel for the Company from time to time, notwithstanding its duties as the Escrow Agent hereunder. Investor Representative and the Investors consent to the Escrow Agent in such capacity as legal counsel for the Company and waive any claim that such representation represents a conflict of interest on the part of the Escrow Agent. Investors Representative and the Investors understand that the Escrow Agent is relying explicitly on the foregoing provision in entering into this Escrow Agreement.

10.           Fees and Expenses. The Company agrees to reimburse the Escrow Agent for any reasonable expenses incurred in connection with this Agreement, including, but not limited to, reasonable counsel fees of one counsel.

11.           Resignation of Escrow Agent.  At any time, upon ten (10) days’ written notice to the Company, the Escrow Agent may resign and be discharged from its duties as escrow agent hereunder.  As soon as practicable after its resignation, the Escrow Agent will promptly turn over to a successor escrow agent appointed by the Company the Escrow Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof.  If, by the end of the 10-day period following the giving of notice of resignation by the Escrow Agent, the Company shall have failed to appoint a successor escrow agent, the Escrow Agent may interplead the Escrow Shares into the registry of any court having jurisdiction.

12.           Records.  The Escrow Agent shall maintain accurate records of all transactions hereunder.  Promptly after the termination of this Agreement or as may reasonably be requested by the parties hereto from time to time before such termination, the Escrow Agent shall provide the parties hereto, as the case may be, with a complete copy of such records, certified by the Escrow Agent to be a complete and accurate account of all such transactions.  The authorized representatives of each of the parties hereto shall have access to such books and records at all reasonable times during normal business hours upon reasonable notice to the Escrow Agent.

13.           Notice.  All notices, communications and instructions required or desired to be given under this Agreement must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier to the following addresses:

If to Escrow Agent:

Anslow & Jaclin, LLP
195 Route 9 South, 2nd Floor
Manalapan, NJ 07726
Attention: Richard I. Anslow, Esq.

If to the Company or the Make Good Shareholder:

Emerald Acquisition Corporation
No. 48 South Qingshui Road
Laiyang City, Shandong 265200
P.R. China
Attention: Zhide Jiang, Chief Executive Officer

With a copy to:

Anslow + Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Attention: Richard Anslow, Esq.

If to the Investor Representative:

Access America Investments, LLC
11200 Westheimer Rd., Suite 508

Houston, Texas 77042
Attention: Christopher Efird, President

or to such other address and to the attention of such other person as any of the above may have furnished to the other parties in writing and delivered in accordance with the provisions set forth above.

14.           Execution in Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

15.           Assignment and Modification.  This Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. No other person will acquire or have any rights under, or by virtue of, this Agreement.  No portion of the Escrow Shares shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Agreement. This Agreement may be changed or modified only in writing signed by all of the parties hereto.

16.           Applicable Law. This Agreement shall be governed by and construed with the laws of the State of New York applicable to contracts made and to be performed therein.  Any litigation concerning the subject matter of this Agreement shall be exclusively prosecuted in the state or federal courts located in New York, New York, and all parties consent to the excusive jurisdiction and venue of those courts.

17.           Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

18.           Attorneys’ Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees from the other party (unless such other party is the Escrow Agent), which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

ANSLOW & JACLIN, LLP

By:	/s/ Richard I. Anslow
Name: Richard I. Anslow
Title: Managing Partner

EMERALD ACQUISITION CORPORATION

By:	/s/ Zhide Jiang
Name: Zhide Jiang
Title: President

ACCESS AMERICA INVESTMENTS, LLC

By:	/s/ Christopher Efird
Name: Christopher Efird
Title: President

MAKE GOOD SHAREHOLDER:

Proud Glory Limited

By:	/s/ Zhide Jiang
Name: Zhide Jiang
Title: Managing Director

Exhibit A

Name of Investor	Ordinary Shares	Warrants

AAI Global Longkang Pear Juice Acquisition, LLC	238,001	119,001
Access America Fund LP	920,667	460,334
Ancora Greater China Fund, LP	116,667	58,334
Chen Han Qing (Note: surname is "Chen")	1,000,000	500,000
CMT Investments LLC	83,334	41,667
Domaco Venture Capital Fund	8,333	4,167
EOS Holdings LLC	200,000	100,000
Excalibur Special Opportunities LP	166,667	83,334
Feng Bai Ye (Note: surname is "Feng")	200,000	100,000
Gibralt Capital Corporation	166,667	83,334
MidSouth Investor Fund LP	166,667	83,334
Anthony G. Polak	16,667	8,334
Anthony G. Polak "S"	16,667	8,334
Jamie Polak	8,333	4,167
Jayhawk Private Equity Fund	500,000	250,000
JW Partners, LP	266,334	133,167
J. Wild Fund, LP	17,000	8,500
RL Capital Partners, L.P.	50,000	25,000
C. Robert Shearer	16,667	8,334
Silver Rock II, LTD.	125,000	62,500
Taylor International Fund, Ltd.	666,667	333,334
The USX China Fund	50,000	25,000
Warberg Opportunistic Trading Fund, LLC	15,000	7,500
J. Eustace Wolfington III	16,667	8,334
Whitebox Combined Partners, LP	291,000	145,500
Whitebox Investment Partners, LP	59,000	29,500
Trillion Growth China Limited Partnership	100,000	50,000
IRA FBO Ronald Lazar, Pershing LLC as Custodian	8,333	4,167
Steve Mazur	50,000	25,000
The Mary Margaret Trust	16,667	8,334
AAI Global Longkang Pear Juice Acquisition, LLC	113,334	56,667

TOTAL:	5,670,339	2,835,177